EXHIBIT 4(dd)

PCCW-HKT CAPITAL N0.3 LIMITED

US$500,000,000 5.25% GUARANTEED NOTES DUE 2015

Guaranteed by
PCCW-HKT TELEPHONE LIMITED

PURCHASE AGREEMENT

July 13, 2005

July 13, 2005

The Hongkong and Shanghai Banking Corporation Limited
Level 18, HSBC Main Building
1 Queen's Road,
Central Hong Kong

Ladies and Gentlemen:

PCCW-HKT Capital No.3 Limited, a company with limited liability organized under the laws of the British Virgin Islands (the "Issuer"), proposes to issue and sell to The Hongkong and Shanghai Banking Corporation Limited (the "Manager") US$500,000,000 principal amount of its 5,25% Guaranteed Notes due 2015 (the "Notes"). The Notes will be unconditionally guaranteed as to payment of principal, premium (if any), interest and additional amounts by PCCW-HKT Telephone Limited, a company with limited liability organized under the laws of Hong Kong (the "Guarantor"). The Guarantor's guarantee included in the Indenture (defined below) and noted on the Notes is hereafter referred to as the "Guarantee". The Notes, including the Guarantee, are hereinafter referred to as the "Securities". The Securities will be issued pursuant to the provisions of an Indenture to be dated as of July 20, 2005 (the "Indenture") among the Issuer, the Guarantor and HSBC Bank USA, National Association, as Trustee (the "Trustee"), in the form attached as Exhibit F, as modified to reflect the timing of the transaction and pricing information.

The Securities will be offered without being registered under the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers (each a "QIB") in compliance with the exemption from registration provided by Rule 144A under the Securities Act and in offshore transactions to non-U.S, persons in reliance on Regulation S under the Securities Act ("Regulation S").

In connection with the sale of the Securities, the Issuer and the Guarantor have prepared a preliminary offering circular dated July 13, 2005 (the "Preliminary Circular"), and have prepared a final offering circular dated the date hereof (the "Final Circular" and, with the Preliminary Circular, each a "Circular") for delivery to the prospective purchasers of the Securities.

1.     Representations and Warranties. Each of the Issuer and the Guarantor represents and warrants to, and agrees with, you that:

(a)     None of the Preliminary Circular or the Final Circular in the form used by the Manager to confirm sales, in each case as of its respective date and, in the case of the Final Circular, on the Closing Date (as defined in Section 4), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in any Circular based upon information relating to the Manager furnished to either of the Issuer or the Guarantor in writing by the Manager expressly for use therein.

(b)     The Guarantor has been duly incorporated and is validly existing as a corporation under the laws of Hong Kong, has the corporate power and authority to own its property and to conduct such business as described in each Circular and is duly qualified to transact such business and is in good standing in each jurisdiction (to the extent such concept is applicable in such jurisdiction) in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or (if applicable) be in good standing would not have a material adverse effect on the Guarantor and the Issuer, taken as a whole.

(c)     The Issuer has been duly incorporated, is validly existing as a corporation in good standing under the laws of the British Virgin Islands, has the corporate power and authority to own its property and to conduct such business as described in each Circular and is duly qualified to transact such business and is in good standing in each jurisdiction (to the extent such concept is applicable in such jurisdiction) in which the conduct of its business or its ownership or leasing of property requires such qualification; for so long as the Notes are outstanding, the Issuer will conduct no business, except relating to the offering, sale or issuance of indebtedness and the lending of the proceeds thereof to the Guarantor and any other activities in connection therewith.

(d)     All of the issued shares in the capital of the Issuer have been duly authorized and validly issued and are fully paid and non-assessable, are owned directly by the Guarantor, free and clear of all liens, encumbrances, equities or claims except for any liens, encumbrances, equities or claims that would not have a material adverse effect on the Guarantor and the Issuer as a whole, and none of such shares was issued in violation of any pre-emptive rights; and the Issuer has the share capitalization as set forth in the Final Circular.

(e)     There are no subsidiaries of the Guarantor other than the Issuer, PCCW-HKT Capital Limited, PCCW-HKT Capital No.2 Limited, PCCW-HKT Capital No.4 Limited, and PCCW IMS Limited.

(f)     This Agreement has been duly authorized, executed and delivered by the Issuer and the Guarantor.

(g)     The Notes have been duly authorized by the Issuer and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Manager in accordance with the terms of this Agreement, will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity, and the holders thereof will be entitled to the benefits conferred thereunder and under the Indenture.

(h)     The Guarantee noted on the Securities pursuant to the Indenture has been duly authorized by the Guarantor and, when the Guarantee is executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Manager in accordance with the terms of this Agreement, the Guarantee will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

(i)     The Indenture has been duly authorized and, when executed and delivered by each of the Issuer and the Guarantor, will be a valid and binding agreement of each of the Issuer and the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity; and the Securities and the Indenture will conform in all material respects to the descriptions thereof in each Circular.

(j)     The execution and delivery by the Issuer of, and the performance by the Issuer of its obligations under, this Agreement, the Indenture and the Notes will not contravene or result in a breach of any of the terms or provisions of, or constitute a default under, (i) any provision of applicable law or the Memorandum and Articles of Association of the Issuer or (ii) any indenture, mortgage, deed of trust, loan agreement or any agreement or other instrument binding upon the Issuer or to which any of its property or assets is subject or (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Issuer, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Issuer of its obligations under this Agreement, the Indenture or the Notes, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

(k)     The execution and delivery by the Guarantor of, and the performance by the Guarantor of its obligations under, this Agreement, the Indenture and the Guarantee will not contravene or result in a breach of any of the terms or provisions of, or constitute a default under, (i) any provision of applicable law or the certificate of incorporation or by-laws of the Guarantor or (ii) any indenture, mortgage, deed of trust, loan agreement or any agreement or other instrument binding upon the Guarantor or the Issuer, or to which any of its property or assets is subject or (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Guarantor or any subsidiary, except, in the case of clauses (ii) and (iii), where such contravention, breach or default would neither have a materia! adverse effect on the Guarantor and the Issuer, taken as a whole, nor have a material adverse effect on the power or ability of the Guarantor or the Issuer to perform its respective obligations under this Agreement, the Indenture, the Guarantee or the Notes or to consummate the transactions contemplated by the Final Circular; and no consent, approval, authorization or order of, or qualification with, any governmental body or agency having jurisdiction over the Guarantor is required for the performance by the Guarantor of its obligations under this Agreement, the Indenture or the Guarantee, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities.

(l)     There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Guarantor and the Issuer, taken as a whole, or of the Issuer from that set forth in the Final Circular.

(m)     There are no legal or governmental proceedings pending or to the knowledge of the Guarantor threatened to which the Guarantor or the Issuer is a party or to which any of the properties of the Guarantor or the Issuer is subject other than proceedings accurately described in all material respects in each Circular and proceedings that would not have a material adverse effect on the Guarantor and the Issuer, taken as a whole, or on the power or ability of the Guarantor or the Issuer to perform its respective obligations under this Agreement, the Indenture, the Guarantee or the Notes or to consummate the transactions contemplated by the Final Circular.

(n)     The Guarantor and the Issuer (i) are in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except (x) for such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals as are accurately described in all material respects in the Final Circular or (y) where such noncompliance with

Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Guarantor and the Issuer, taken as a whole.

(o)     Except as accurately described in all material respects in the Final Circular, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Guarantor and the Issuer, taken as a whole.

(p)     Neither the Issuer nor the Guarantor is and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Circular, neither will be required to register as an "investment company" under the Investment Company Act of 1940, as amended (the "Investment Company Act").

(q)     None of the Issuer, the Guarantor, any affiliate (as defined in Rule 501(b) of Regulation D, an "Affiliate") of the Issuer or the Guarantor or any person acting on its or their behalf (other than the Manager) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(r)     None of the Issuer, the Guarantor, any of its or their Affiliates or any person acting on its or their behalf (other than the Manager) has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and the Issuer, the Guarantor, any of its or their Affiliates or any person acting on its or their behalf (other than the Manager) have complied and will comply with the offering restrictions (within the meaning of Regulation S) in connection with the offering of the Securities contemplated by this Agreement and the Final Circular.

(s)     It is not necessary in connection with the offer, sale and delivery of the Securities to the Manager in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(t)     The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(u)     The choice of New York law as the governing law of each of this Agreement, the Indenture, the Notes and the Guarantee is a valid choice of law and will be recognized and given effect to by each of the courts of Hong Kong and the courts of the British Virgin Islands; and the submission by each of the Issuer and the Guarantor to the non-exclusive jurisdiction of the New York courts contained in this Agreement and the Indenture and the appointment by each of the Issuer and the Guarantor of Corporation Service Company as its agent for service of process in connection therewith are, in each case, valid and binding on it under the laws of its jurisdiction of incorporation.

(v)     No consents, authorizations, approvals, orders, certificates or permits (each, a "consent") of and from, and no declarations or filings with, any local or other governmental authorities in Hong Kong or any courts and other tribunals in Hong Kong are required for the Guarantor to own, lease, licence and use its Hong Kong properties and assets and to conduct its business in the manner described in each Circular, except (i) for the Fixed Carrier Licence issued on January 14, 2005 by the Telecommunications Authority pursuant to the Telecommunications Ordinance (Cap. 106 of the Laws of Hong Kong) and certain other licences that the Guarantor has obtained (each of which licence is currently in full force and effect and filings required to be made pursuant to the terms of such licence, all of which have been filed by the Guarantor), and (ii) to the extent that the failure to have or obtain any such consent or make any such declaration or filing would not singly or in the aggregate have a material adverse effect on the Guarantor and the Issuer, taken as a whole.

(w)     Each of the Issuer and the Guarantor has full power, authority and legal right under the laws of its jurisdiction of incorporation to enter into and perform its obligations of indemnification and contribution set forth in Section 8 of this Agreement; none of the contribution provisions nor the indemnification provisions set forth in such Section 8 contravene the public policy or laws of its jurisdiction of incorporation.

(x)     The Guarantor and its obligations under this Agreement, the Indenture and the Guarantee are subject to commercial law and to suit in Hong Kong and neither the Guarantor nor any of its properties, assets or revenues has any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any court, from set-off or counterclaim, from the jurisdiction of any court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of judgment, in Hong Kong, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the Indenture or the Guarantee.

(y)     The Issuer and its obligations under this Agreement, the Indenture and the Notes are subject to commercial law and to suit in the British Virgin Islands and neither the Issuer nor any of its properties, assets or revenues has any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any court, from set-off or counterclaim, from the jurisdiction of any court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of judgment, in the British Virgin Islands, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the Indenture or the Notes.

(z)     Each of this Agreement, the Indenture, and the Notes and the Guarantee is in proper legal form under the laws of the British Virgin Islands and Hong Kong, as the case may be, and to ensure the legality, validity and admissibility into evidence in the British Virgin Islands and Hong Kong, as the case may be, of each of this Agreement, the Indenture, the Notes and the Guarantee, it is not necessary that this Agreement, the Indenture, the Notes or the Guarantee or any other document or instrument be filed or recorded with any court or other authority in the British Virgin Islands and Hong Kong, as the case may be.

(aa)     Although there is no statutory enforcement in the British Virgin Islands of a judgment obtained in any competent court of the State of New York or in a federal court of the United States of America in New York (any such court, a "Competent Court"), the courts of the British Virgin Islands will recognize and enforce a judgment of a Competent Court obtained against the Issuer arising out of or relating to this Agreement, the Indenture or the Notes, based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, and was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the British Virgin Islands. A British Virgin Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

(bb)     A final and conclusive judgment on the merits properly obtained against the Guarantor in a Competent Court for a fixed sum of money in respect of any legal suit or proceeding arising out of or relating to this Agreement, the Indenture or the Guarantee and which could be enforced by execution against the Guarantor in the jurisdiction of such Competent Court and has not been stayed or satisfied in whole may be sued on in Hong Kong as a debt due from the Guarantor if: (i) the Guarantor was, at the time such proceeding was instituted, resident in the jurisdiction in which such proceeding has been commenced or had submitted to the jurisdiction of such Competent Court, (ii) that judgment was not obtained by fraud; (iii) the enforcement of that judgment would not be contrary to public policy of Hong Kong; (iv) that judgment had not been obtained in contravention of the principles of natural justice; (v) the judgment of the relevant court does not include the payment of any tax, fine or penalty; and (vi) the Guarantor either was duly served with the process of the Competent Court or appeared before the Competent Court.

(cc)     Except as disclosed in each of the Preliminary Circular and the Final Circular under the caption "Certain Tax Considerations," no taxes, imposts or duties of any nature (including, without limitation, stamp or other issuance or transfer taxes or duties and capital gains, income, withholding or other taxes) are payable by or on behalf of the Guarantor or the Issuer, and no stamp or withholding taxes, imposts or duties axe payable on behalf of the Manager, to Hong Kong or to the British Virgin Islands or any political subdivision or taxing authority thereof or therein in connection with (a) the execution of this Agreement, the Indenture, the Guarantee, the Notes, or the Intercompany Loan to be dated around July 13, 2005 (the "Intercompany Loan"); or (b) the issuance or sale of the Notes to the Manager in the manner contemplated in this Agreement.

(dd)     Except as disclosed in each of the Preliminary Circular and the Final Circular under the caption "Certain Tax Considerations," to the knowledge of the Issuer and the Guarantor, based on consultation with their counsel, (i) there currently are not any proposed laws (or regulations or rulings) of the British Virgin Islands or Hong Kong that would result in the imposition of withholding tax on any payments on the Notes or the Intercompany Loan and (ii) although the People's Republic of China currently imposes a withholding tax on interest, the People's Republic of China's tax laws are not applicable in Hong Kong.

(ee)     Each of the balance sheets and profit and loss accounts and cash flow statements of the Guarantor included in each Circular present fairly the financial position of the Guarantor as of the dates indicated therein and the results of operations and cash flows for the periods specified therein, and (i) such financial statements have been prepared in accordance with accounting principles generally accepted in Hong Kong and (ii) KPMG, which certified each of the audited financial statements included in each Circular, are independent public accountants with respect to the Guarantor pursuant to the rules promulgated by the Hong Kong Society of Accountants.

(ff) Each of the Issuer and the Guarantor is a "foreign issuer" as such term is defined by Regulation S.

2.     Agreement to Sell and Purchase. (a) Each of the Issuer and the Guarantor hereby agrees to sell to the Manager, and the Manager, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase from the Issuer and the Guarantor the Securities at a purchase price of 98,742% of the principal amount thereof (the "Purchase Price") plus accrued interest, if any, to the Closing Date.

(b)     Each of the Issuer and the Guarantor hereby agrees that it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt of the Issuer or the Guarantor or warrants to purchase debt of the Issuer or the Guarantor substantially similar to the Securities (other than the sale of the Securities under this Agreement).

(c)     None of the Issuer, the Guarantor or any of its or their Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration of the Securities under the Securities Act.

3.     Terms of Offering. You have advised the Issuer and the Guarantor that the Manager will make an offering of the Securities purchased by it hereunder on the terms to be set forth in the Final Circular, as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4.     Payment and Delivery. Payment for the Securities shall be made to the Issuer in Federal or other funds immediately available in New York City against delivery of such Securities for the account of the Manager at 9:00 a.m., New York City time, on July 20, 2005, or at such other time on the same or such other date as shall be mutually agreed. The time and date of such payment are hereinafter referred to as the "Closing Date."

Payment for the Securities shall be made against delivery, (i) with respect to Securities to be resold by the Manager, of one or more global securities (the "Rule 144A Global Securities") to the Trustee as custodian for Cede & Co., as nominee of The Depository Trust Company ("DTC"), for the account of the Manager and (ii) with respect to Securities to be resold outside the United States to foreign purchasers of one or more global securities (the "Regulation S Securities" and, together with the Rule 144A Global Securities, the "Global Securities") to the Trustee as custodian for DTC, on behalf of Euroclear Bank

S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking SA ("Clearstream") for the account of the Manager, The Securities shall be delivered with any transfer taxes payable in connection with the transfer of the Securities to the Manager duly paid.

5.     Conditions to the Manager's Obligations. The obligations of the Manager to purchase and pay for the Securities on the Closing Date are subject to the performance by the Issuer and the Guarantor of each of their respective obligations hereunder and to the following conditions:

(a)     Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)     the Notes shall have been rated "BBB" by Standard & Poor's Ratings Service, "Baa2" by Moody's Investors Service and "BBB+" by Fitch Ratings;

(ii)    there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Issuer or the Guarantor or any of the Notes or any securities of either the Issuer or the Guarantor or in the rating outlook for either of the Issuer or the Guarantor by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act (other than notice given by Fitch Ratings and disclosed to the Manager prior to the date hereof), and

(iii)    there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Guarantor and the Issuer, taken as a whole, from that set forth in the Final Circular that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Circular.

(b)     The Manager shall have received from each of the Issuer and the Guarantor on the Closing Date a certificate, dated the Closing Date and signed by an executive officer thereof, to the effect set forth in Sections 5(a)(i) and (ii) and to the effect that its representations and warranties in this Agreement are true and correct as of the Closing Date and that it has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officers signing and delivering such certificates may rely upon the best of his or her knowledge as to proceedings threatened.

(c)     The Manager shall have received on the Closing Date an opinion of Harney Westwood & Riegels, British Virgin Islands counsel for the Issuer, dated the Closing Date, to the effect set forth in Exhibit A. Such opinion shall be rendered to the Manager at the request of the Issuer and shall so state therein.

(d)     The Manager shall have received on the Closing Date an opinion of Davis Polk & Wardwell, U.S. counsel for the Issuer and the Guarantor, dated the Closing Date, to the effect set forth in Exhibit B. Such opinion shall be rendered to the Manager at the request of the Guarantor and shall so state therein.

(e)     The Manager shall have received on the Closing Date an opinion of Simmons & Simmons, Hong Kong counsel for the Issuer and the Guarantor, dated the Closing Date, to the effect set forth in Exhibit C. Such opinion shall be rendered to the Manager at the request of the Guarantor and shall so state therein.

(f)     The Manager shall have received on the Closing Date an opinion of Allen & Overy, U.S. counsel for the Manager, dated the Closing Date, to the effect set forth in Exhibit D.

(g)     The Manager shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, from KPMG, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in each Circular substantially in the form attached hereto as Exhibit E; provided that the letter delivered on the Closing Date shall use a "cutoff date" not earlier than the date hereof.

(h)     DTC shall have approved the form of the Securities and each of DTC, the Issuer and the Guarantor shall have executed a letter of representations with respect to the Securities and such letter shall be in full force and effect.

(i)       The Indenture shall have been duly executed and delivered and shall be in full force and effect, and true and complete copies thereof shall have been delivered to the Manager.

(j)       The Securities shall have been duly executed and delivered and shall be in full force and effect, and true and complete copies thereof shall have been delivered to the Manager.

(k)     On or prior to the Closing Date, the Guarantor and the Issuer shall have furnished to each of you such further certificates and documents as you may reasonably request.

6.     Covenants of the Issuer and the Guarantor. In further consideration of the agreements of the Manager contained in this Agreement, the Issuer and the Guarantor, jointly and severally, covenant with the Manager as follows:

(a)     To furnish to you in New York City, without charge, promptly after the date hereof and during the period mentioned in Section 6(c), as many copies of the Final Circular and any supplements and amendments thereto as you may reasonably request.

(b)     Before amending or supplementing any Circular, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

(c)     If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Manager, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Circular in order to make the statements therein, in the light of the circumstances when the Final Circular is delivered to a purchaser, not misleading, or if, in the reasonable opinion of counsel for the Manager, it is necessary to amend or supplement the Final Circular to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Manager, either amendments or supplements to the Final Circular so that the statements in the Final Circular as so amended or supplemented will not, in the light of the circumstances when the Final Circular is delivered to a purchaser, be misleading or so that the Final Circular, as amended or supplemented, will comply with applicable law.

(d)     To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(e)     Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) all costs and expenses related to the establishment of the Issuer (including without limitation the fees of the initial directors and administrator); (ii) the fees, disbursements and expenses of the Issuer's and the Guarantor's counsel and the Issuer's and the Guarantor's accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of each Circular and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Manager, in the quantities herein above specified; (iii) all costs and expenses related to the transfer and delivery of the Securities to the Manager, including any transfer or other similar taxes payable thereon; (iv) the cost of printing or producing any Blue Sky or legal investment circular in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees but excluding the fees and disbursements of counsel for the Manager in connection with such qualification and in connection with the Blue Sky or legal investment circular; (v) any fees charged by rating agencies for the rating of the Securities; (vi) the fees and expenses, if any, incurred in connection with the application for the listing and quotation of the Securities on the Singapore Exchange Securities Trading Limited (the "SGX-ST"), including any fees or expenses of any listing agents; (vii) the costs and charges of the Trustee (including the fees, disbursements and expenses of the Trustee's counsel) and any transfer agent, registrar or depositary; (viii) the cost of the preparation, issuance and delivery of the Securities; (ix) any stamp or value added taxes payable in connection with the transaction contemplated hereby; and (x) all other cost and expenses incident to the performance of the obligations of the Issuer and the Guarantor hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Manager will pay all of its costs and expenses, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers it may make. For the avoidance of doubt, whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, except as set forth in the second paragraph of Section 10, the Manager will pay all of its own costs and expenses (including the fees, disbursements and expenses of the Manager's counsel) incurred in connection with the transactions contemplated in this Agreement.

(f)     None of the Issuer, the Guarantor or any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(g)     Not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(h)     None of the Issuer, the Guarantor, any of its or their Affiliates or any person acting on its or their behalf (other than the Manager) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Issuer, the Guarantor, any of its or their Affiliates and each person acting on its or their behalf (other than the Manager) will comply with the offering restrictions (within the meaning of Regulation S) in connection with the offering of the Securities contemplated by this Agreement and the Final Circular.

(i)     During the period of two years after the Closing Date, each of the Issuer and the Guarantor will not, and will not permit any of its Affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities which constitute "restricted securities" under Rule 144 that have been reacquired by any of them,

(j)     To use its best efforts to have the Securities (i) accepted for settlement through each of DTC, Euroclear and Clearstream, and each of the Issuer and the Guarantor confirms that it has authorized the Manager to take steps necessary for that purpose, and (ii) accepted for listing on the SGX-ST.

(k)     To notify you promptly of any change affecting any of its representations or warranties, or its respective agreements and indemnities herein at any time prior to payment being made to or for the account of the Guarantor or the Issuer on the Closing Date.

(1)     Neither the Issuer nor the Guarantor will become an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

7.     Offering of Securities; Restrictions on Transfer. (a) The Manager represents and warrants to the Issuer and the Guarantor that the Manager is a QIB. The Manager agrees with, and undertakes to, the Issuer and the Guarantor that (i) it will not solicit offers for, or offer or sell, Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and (ii) as part of the Manager's distribution, it will solicit offers for Securities only from, and will offer Securities only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, QIBs and (B) in the case of offers outside the United States, to persons other than U.S. persons, as that term is defined in Regulation S ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Circular under the caption "Transfer Restrictions".

(b)     The Manager agrees with, and represents, warrants and undertakes to, the Issuer and the Guarantor with respect to offers and sales outside the United States that:

(i)     the Manager understands and acknowledges that no action has been or will be taken in any jurisdiction by the Issuer or the Guarantor that would permit a public offering of the Securities, or possession or distribution of any Circular or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

(ii)     the Manager will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes any Circular or any such other material, in all cases at its own expense;

(iii)     the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

(iv)     the Manager has offered the Securities and will offer and sell the Securities (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither the Manager, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v)     the Manager has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the Securities, except with our affiliates or with the prior written consent of the Guarantor;

(vi)     in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") the Manager has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time: (A) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (B) to any legal entity which has two or more of (x) an average of at least 250 employees during the last financial year; (y) a total balance sheet of more than €43,000,000 and (z) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (C) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this paragraph, the expression an "offer of Securities to the public" in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State;

(vii)    the Manager (A) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and (B) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom;

(viii)    The Circular has not been registered as a prospectus with the Monetary Authority of Singapore and the

Securities will be offered in Singapore pursuant to exemptions invoked under Section 274 and Section 275 of the Securities and Futures Act 2001 (the "SFA"), Chapter 289, of Singapore; accordingly, the Manager has represented and agreed that the Securities may not be offered or sold or be made subject of an invitation for subscription or purchase, nor may the Circular or any other offering document or material relating to the Securities be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the SFA, (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA;

(ix)     the Manager (A) has not offered or sold and will not offer or sell in Hong Kong by means of any document, any Securities other than (x) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent), (y) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the "SFO") and any rules made thereunder or (z) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of the Companies Ordinance and (B) has not issued or had in its possession for the purpose of issue and will not issue or have in its possession for the purpose of issue any other document, invitation or advertisement relating to the Securities whether in Hong Kong or elsewhere which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made thereunder;

(x)     the Manager has not made and will not make any invitation on behalf of the Issuer or the Guarantor to the public in the British Virgin Islands to purchase the Securities, and the Securities offered through any Circular may not be offered or sold, directly or indirectly, in the British Virgin Islands or to any resident of the British Virgin Islands, except as permitted by British Virgin Islands law;

(xi)     the Manager has not and will not offer, sell or publicly promote or advertise the Securities, and the Securities may not be offered or sold, in the Federal Republic of Germany other than in compliance with the provisions of the German Securities Prospectus Act (Wertpapierprospektgesetz, WpPG) of June 22, 2005, as amended, or any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities;

(xii)     the Manager has not offered or sold and will not offer or sell, directly or indirectly, the Securities to the public in the Republic of France (appel public à l'épargne), and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in the Republic of France, any offering circular or any other offering material relating to the Securities, and that such offers, sales and distributions have been and shall only be made in France to qualified investors (investisseurs qualifiés) acting for their own account, as defined in, and in accordance with, Article L.411-1 and L.411-2 of the Code Monétaire et Financier and their implementing décret;

(xiii)     the Manager understands that the Securities have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, any Securities in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any person for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law. As used in this paragraph, "resident of Japan" means any person residing in Japan, including any corporation or other entity organized under the laws of Japan; and

(xiv)     the Manager agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

"The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the final closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in Sections 7(b) (iv) and 7(b) (xiv) have the meanings given to them by Regulation S.

8.     Indemnity and Contribution. (a) Each of the Issuer and the Guarantor, jointly and severally, agrees to indemnify and hold harmless the Manager and each person, if any, who controls the Manager within the meaning of either Section 15 of the Securities Act or Section 20 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in any Circular (as amended or supplemented if either the Issuer or the Guarantor shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Manager furnished to the Issuer or the Guarantor in writing by the Manager through you expressly for use therein.

(b)     The Manager agrees to indemnify and hold harmless each of the Issuer and the Guarantor, its directors, its officers and each person, if any, who controls the Issuer or the Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Issuer and the Guarantor to the Manager, but only with reference to information relating to the Manager furnished to the Issuer or the Guarantor in writing by the Manager through you expressly for use in any Circular or any amendments or supplements thereto.

(c)     In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed promptly after they are incurred. Such firm shall be designated in writing by the Manager, in the case of parties indemnified pursuant to Section 8(a), and by the Guarantor, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees (jointly and severally in the case where the Issuer or the Guarantor is the indemnifying party) to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees (jointly and severally in the case where the Issuer or the Guarantor is the indemnifying party) that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. If during any period of time, the indemnifying party is disputing in good faith the reasonableness of such fees and expenses of counsel, such period of time shall not be counted in calculating such 90-day period. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)     To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantor on the one hand and the Manager on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Issuer and the Guarantor on the one hand and of the Manager on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Guarantor on the one hand and the Manager on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Issuer and the total discounts and commissions received by the Manager, in each case as set forth in this Agreement, bear to the aggregate offering price of the Securities. The relative fault of the Issuer and the Guarantor on the one hand and of the Manager on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Guarantor or by the Manager and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)     Each of the Issuer, the Guarantor and the Manager agrees that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, the Manager shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that the Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section S are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)     The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Issuer and the Guarantor contained in this Agreement shall remain operative and in full force and effect in accordance with the terms of this Agreement regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Manager or any person controlling the Manager or by or on behalf of the Issuer and the Guarantor, its officers or directors or any person controlling the Issuer and the Guarantor and (iii) acceptance of and payment for any of the Securities.

9.     Termination. This Agreement shall be subject to termination by notice given by you to the Guarantor, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the National Association of Securities Dealers, Inc. or The Stock Exchange of Hong Kong Limited (the "Hong Kong Stock Exchange"), (ii) trading of any securities of the Issuer, the Guarantor or PCCW Limited shall have been suspended on the New York Stock Exchange or the Hong Kong Stock Exchange, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or in Hong Kong shall have been declared by the Hong Kong Monetary Authority, (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse or (v) there shall have occurred a change or development involving a prospective change in the existing financial, political, economic or regulatory conditions in Hong Kong or the British Virgin Islands (including, without limitation, a change in exchange controls, currency exchange rates or taxation) and (b) in the case of any of the events specified in Sections 9(a)(i) through 9(a)(v), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Circular.

10.     Effectiveness: Other Termination. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto,

If this Agreement shall be terminated by the Manager because of any failure or refusal on the part of either the Issuer or the Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason either the Issuer or the Guarantor shall be unable to perform its obligations under this Agreement, each of the Issuer and the Guarantor agrees, jointly and severally, that it will reimburse the Manager for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by the Manager in connection with this Agreement or the offering contemplated hereunder.

11.     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.     Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which, in accordance with normal banking procedures, the Manager could purchase United States dollars with such other currency in New York City on the business day preceding that on which final judgment is given. To the fullest extent permitted by law, the obligation of either of the Issuer or the Guarantor in respect to any sum due from it to the Manager shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by the Manager of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Manager may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Manager hereunder, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Manager against such loss. If the United States dollars so purchased are greater than the sum originally due to such Manager hereunder, the Manager agrees to pay to the Guarantor an amount equal to the excess of the dollars so purchased over the sum originally due to the Manager hereunder.

13.     Applicable Law; Submission to Jurisdiction; Waiver of Immunity; Appointment of Process Agent. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

(b)     Each of the Issuer and the Guarantor hereby irrevocably (i) agrees that any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any New York State Court or United States District Court in either case in the Borough of Manhattan, The City of New York, (ii) waives, to the fullest extent permitted by law, any objection which it may have based on improper venue or forum non conveniens to the conduct of any such suit, action or proceeding in any such court and (iii) submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding. To the extent that either of the Issuer or the Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, jurisdiction of any court, set-off or from any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment or otherwise) with respect to itself or its property, it irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations hereunder. Each of the Issuer and the Guarantor agrees that final, non-appealable judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer and the Guarantor, as the case may be, and may be enforced in any court the jurisdiction of which the Issuer or the Guarantor, as the case may be, is subject by a suit upon such judgment.

(c)     Each of the Issuer and the Guarantor hereby irrevocably designates and appoints Corporation Service Company, whose offices are currently located at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036-6710, as its authorized agent for service of process (such agent, together with its successors, being hereinafter referred to as the "Authorized Agent") on whom process may be served in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; provided that if for any reason the Authorized Agent ceases to act as Authorized Agent hereunder, each of the Issuer and the Guarantor will appoint another person acceptable to the Manager in the Borough of Manhattan, The City and State of New York. Each of the Issuer and the Guarantor irrevocably agrees that the service of process on the Authorized Agent at its address set forth above, or at such other address in the Borough of Manhattan, The City and State of New York, as shall be provided by notice to the Manager at the time given by the Authorized Agent, shall be deemed in every respect effective service of process on the Issuer or the Guarantor, as the case may be. Each of the Issuer and the Guarantor further agrees to take any and all actions as may be necessary to maintain the designation and appointment of the Authorized Agent as its agent for service of process in full force and effect for as long as the Securities are outstanding.

14.     Communications. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunications as follows:

If to the Manager:

Address:	Level 18, HSBC Main Building
1 Queen's Road, Central Hong
Kong
Attention:	Transaction Management
Facsimile	(852) 2530-1538

If to the Issuer and/or the Guarantor:
Address:	39th Floor, PCCW Tower, TaiKoo
Place, 979 King's Road, Quarry Bay,

Hong Kong
Attention:	The Company Secretary
Facsimile:	852-2962-5725

15.     Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

Very truly yours,

PCCW-HKT Capital No.3 Limited

By:
Name:
Title:

PCCW-HKT Telephone
Limited

By:
Name:
Title: